Exhibit 99.1

U.S. Gold Corp. Announces Positive Prefeasibility Study

Citing a Pre-Tax NPV of $323 Million and IRR of 39.4%

Company Provides Updates on Fast-Track Development Plan Progress

CHEYENNE, WY, December 1, 2021 – U.S. Gold Corp. (NASDAQ: USAU) (“U.S. Gold” or the “Company”), a gold exploration and development company, is pleased to announce that it has completed the prefeasibility study (“PFS”) for the Company’s CK Gold Project and has published its SK-1300 Technical Report Summary.

Prefeasibility Study Highlights:

●	Mineral Resources – 1.58 million gold equivalent (“AuEq”) ounces of Measured and Indicated (M+I) Resources
○	An additional 0.357 million AuEq ounces of inferred resource
○	M+I includes: Gold - 1.110 million ounces and Copper - 280 million lbs
●	Mineral Reserves – 1.44 million AuEq ounces of Proven and Probable (P1 and P2) Reserves
○	P1 and P2 includes: Gold - 1.010 million ounces and Copper - 248 million lbs
●	10-year Mine Life at 20,000 short tons per day process rate
○	Average AuEq production: 108,500 ounces per year
○	First 3-years: 135,300 AuEq ounces per year
●	Initial Capital: $221 million
○	Potential attractive financing terms from equipment suppliers and development capital sources
○	2-year Payback
●	Robust Economics – 39.4% IRR before tax and 33.7% IRR after tax
○	NPV (5%): $323 million and $266 million, before and after tax, respectively
○	All in Sustaining Cost (“AISC”) at $800 per AuEq ounce
○	Assumes $1,625/ounce gold price and $3.25/lb copper price
○	Highly leveraged to increasing metals prices
●	Upside Potential
○	Aggregate sales from mine waste rock, proven to be excellent quality
○	FS level value engineering and plant optimization
○	Ongoing metallurgical testing to enhance recovery of gold and copper
○	Resource expansion potential at depth and to the south-east
●	Permitting and Development
○	Project footprint under the jurisdiction of Wyoming agencies
○	Potential to submit mine permit in 2022 and receive approval in 2023

Development Plan Progress Highlights:

●	2021 Field Season – a successful field season concluded November 2021
○	Detailed geotechnical and hydrological data to finalize Feasibility Study (FS)
○	Environmental monitoring and test wells in place
○	Site geotechnical test pits (121), drill holes (12), and seismic lines complete

●	Ongoing Test-Work – geochemical, metallurgical for completion in Q1 2022
●	Interviewing FS and EPCM engineering firm candidates, with RFPs to be submitted
○	Target to complete a Feasibility Study in 2022
○	Engaging with major process equipment OEMs to establish lead times
●	Continued Social and Wyoming Government Outreach
○	Over 45 separate meetings held with over 150 individuals, officials and citizens
○	Completed second informational meeting with immediate neighbors

U.S. Gold Corp.’s President & CEO, Mr. George Bee commenting on the study and progress said, “We have taken our time to carefully consider and optimize the potential of the CK Gold Project. From the outset and prior to me joining U.S. Gold Corp., the potential of the project in today’s market was obvious. A deposit that outcrops on surface with a very low waste-to-ore ratio seemed to be attractive. The fact that the project is located in an excellent jurisdiction, well versed in the extractive industries, with everything that we need on the project doorstep, makes it a very attractive. The work that we have done over the last year has confirmed and improved upon previous metallurgical test work and we have set about doing the work to ensure that there will be little or no non-manageable negative impacts on the environment and local community. On the contrary, some 200-plus full-time high-paying jobs, royalty payments to the state for K-12 education, tax payments and investment in the community all accrue from a project that is relatively simple with no danger from tailings, no refinery or smelter emissions, and a benign process.”

The Founder of U.S. Gold Corp., Mr. Ed Karr, who continues to be involved with the Company, added, “We pivoted the Company to focus on development of the CK Gold Project, setting aside, for now, the compelling exploration portfolio we have in Nevada and Idaho. This decision has proven to be exceptional as we are poised to capture improvements in the gold and copper market in a project that can be brought to book in short order. Considering the findings of the PFS study in the context of today’s metal prices, we seem to be on the precipice of realizing exceptional value from a project whose time has come. We also are intrigued by the upside potential the CK Gold Project holds as we look at the potential value of the aggregate the project can produce at a time when development in the vicinity of the project is increasing and the United States embarks on its infrastructure renovation and development program.” Mr. Karr, with extensive experience in capital markets, went on to say, “In a safe jurisdiction with the potential for extremely competitive debt lines on both development capital and equipment purchases, we believe we will be able to raise the necessary capital to fund project development.”

A link to the PFS report is available on the Company’s website.

Executive Summary

Property Summary and Ownership

Gustavson Associates, LLC (Gustavson) was commissioned by U.S. Gold to prepare a Preliminary Feasibility Study (PFS) for the CK Gold Project (the “Project”). The effective date of their report is November 15, 2021.

The CK Gold Project is located in Laramie County, Wyoming, in the southeastern portion of the state, approximately 20 miles west of Cheyenne. It is centered in the north half of Section 36, T14N, R70W. The property encompasses approximately 1,120 acres of mineral leases on Section 36, south half Section 25 and northeast quarter Section 35. Additionally, to accommodate the mine footprint for facilities, primarily the tailings storage facility, which cannot be accommodated on State Section 36, an option agreement for a further 712 acres on portions of Section 25 and Section 31 has been secured with the private landowner. Unless otherwise specified, all units are imperial and in U.S. dollars

Mineral Resource Statement

Mark C. Shutty, CPG and Christopher Emanuel, SME-RM are the Qualified Persons responsible for the mineral resource estimation in Leapfrog and Vulcan software, relying on the geologic database accumulated over the project life. In the QPs opinion, the resources presented reasonably represent the in-situ resources for the CK Gold Project using all available data as of the effective date. Mineral Resources are reported at a gold equivalent grade (AuEq) cutoff grade, which considers metal recovery and pricing. Cutoff grade varies with expected recovery for delineated material types, but averages 0.009 ounces per short ton (oz/st) AuEq, equivalent to 0.31 grams per metric tonne (g/t) AuEq. The resource is constrained inside an optimization pit shell which, combined with the cutoff grade, represents reasonable prospects for economic extraction. Table 1-1 and Table 1-2 contain the tabulation of the mineral resources for the CK Gold Project on the effective date of this report.

Table 1-1 Mineral Resource Statement

	Mass	Gold (Au)		Copper (Cu)		Silver (Ag)		Au Equivalent (AuEq)
	Tons (000s)	Oz (000s)	oz/st	lbs (millions)%		Oz (000s)	oz/st	Oz (000s)	oz/st
Measured (M)	30,600	580	0.019	120	0.196	1,540	0.050	759	0.025
Indicated (I)	51,200	534	0.010	160	0.156	1,670	0.033	817	0.016
M + I	81,800	1,110	0.014	280	0.171	3,220	0.039	1,580	0.019

Inferred	22,500	235	0.010	68.3	0.152	323	0.014	357	0.016

1Resources tabulated at a cutoff grade of (0.0107 – 0.0088) AuEq oz/st, 0.009 AuEq oz/st average

2Note only 3 significant figures shown, may not sum due to rounding

Table 1-2 Mineral Resource Statement (Metric)

	Mass	Gold (Au)		Copper (Cu)		Silver (Ag)		Au Equivalent (AuEq)
	Tonnes (000s)	Oz (000s)	g/tonne	Tonnes (000s)%		Oz (000s)	g/tonne	Oz (000s)	g/tonne
Measured (M)	27,800	580	0.649	54.4	0.196	1,540	1.729	759	0.850
Indicated (I)	46,400	534	0.358	72.5	0.156	1,670	1.119	817	0.547
M + I	74,200	1,110	0.467	127	0.171	3,220	1.347	1,580	0.660

Inferred	20,400	235	0.358	31.0	0.152	323	0.492	357	0.545

1Resources tabulated at a cutoff grade of (0.37 – 0.30) AuEq g/t, 0.31 AuEq g/t average

2Note only 3 significant figures shown, may not sum due to rounding

The estimates of Mineral Resources may be materially affected if mining, metallurgical, or infrastructure factors change from those currently anticipated at the CK Gold Project. Estimates of inferred mineral resources have significant geological uncertainty and it should not be assumed that all or any part of an inferred mineral resource will be converted to the measured or indicated categories. Mineral Resources that are not Mineral Reserves do not meet the threshold for reserve modifying factors, such as estimated economic viability, that would allow for conversion to mineral reserves.

Mineral Reserve Statement

Mineral reserves are based on an open pit mine design and production schedule using reasonable design parameters. Measured mineral resources within the mine design and schedule convert to proven mineral reserves and indicated mineral resources convert to probable mineral resources. Metal prices used in cutoff grade calculation and economic analysis are $1,625/oz Gold, $3.25/lb Copper and $18/oz Silver. The mineral reserves are reported at a variable cutoff grade, as recovery varies by material type. Average cutoff grade is 0.009 oz/st AuEq (0.31 g/t AuEq). Table 1-3 and Table 1-4 contain the tabulation of the mineral reserves for the CK Gold Project on the effective date of this report.

Table 1-3 Mineral Reserves Statement

	Mass	Gold (Au)		Copper (Cu)		Silver (Ag)		Au Equivalent (AuEq)
	Tons (000s)	Oz (000s)	oz/st	lbs (millions)%		Oz (000s)	oz/st	Oz (000s)	oz/st
Proven (P1)	29,600	574	0.019	118	0.198	1,440	0.049	757	0.026
Probable (P2)	40,700	440	0.011	130	0.160	1,220	0.030	679	0.017
P1 + P2	70,400	1,010	0.014	248	0.176	2,660	0.038	1,440	0.020

1Reserves tabulated at a cutoff grade of (0.0107 – 0.0088) AuEq oz/st, 0.009 AuEq oz/st average

2Note only 3 significant figures shown, may not sum due to rounding

Table 1-4 Mineral Reserve Statement (Metric)

	Mass	Gold (Au)		Copper (Cu)		Silver (Ag)		Au Equivalent (AuEq)
	Tonnes (000s)	Oz (000s)	g/tonne	Tonnes (000s)%		Oz (000s)	g/tonne	Oz (000s)	g/tonne
Proven (P1)	26,900	574	0.664	53	0.198	1,440	1.664	757	0.876
Probable (P2)	37,000	440	0.370	59	0.160	1,220	1.027	679	0.571
P1 + P2	63,800	1,010	0.494	112	0.176	2,660	1.295	1,440	0.700

1Reserves tabulated at a cutoff grade of (0.37 – 0.30) AuEq g/t, 0.31 AuEq g/t average

2Note only 3 significant figures shown, may not sum due to rounding

There are no known relevant factors that would materially affect the estimation of mineral reserves that are not discussed in this report.

Geology and Mineralization

The Silver Crown Mining District, where the Project is located, is underlain by Proterozoic rocks that make up the southern end of the Precambrian core of the Laramie Range. Metavolcanic and metasedimentary rocks of amphibolite-grade metamorphism are intruded by the approximately 1.4-billion-year-old Sherman Granite and related felsic rocks. Within the project area, foliated granodiorite is intruded by aplitic quartz monzonite dikes, thin mafic dikes and younger pegmatite dikes. Shear zones with cataclastic foliation striking N60°E to N60°W are found in the southern part of the Silver Crown district, including at CK Gold. Copper and gold mineralization at the Project occurs primarily in unfoliated to mylonitic granodiorite. The granodiorite typically shows potassium enrichment, particularly near contacts with quartz monzonite. Mineralization is associated with a N60°W-trending shear zone.

CK Gold mineralization has been interpreted as a shear-zone controlled, disseminated and stockwork gold-copper deposit in Proterozoic intrusive rocks. Most of the mineralization is in granodiorite, with lesser amounts in quartz monzonite and thin mafic dikes. Hydrothermal alteration is overprinted on retrograde greenschist alteration and includes a central zone of silicification, followed outward by a narrow potassic zone, surrounded by propylitic alteration. Higher grade mineralization occurs within a central core of thin quartz veining and stockwork mineralization that is surrounded by a zone of lower-grade disseminated mineralization. Disseminated sulfides and native copper with stockwork malachite and chrysocolla are present at the surface, and chalcopyrite, pyrite, minor bornite, primary chalcocite, pyrrhotite, and native copper are present at depth. Gold occurs as free gold.

Metallurgical Testing

Metallurgical test work was carried out over many years by various companies, including a test work program at SGS, Canada, in 2008-2010 which established that flotation was the most suitable method to process CK Gold mineralization. In 2020, U.S. Gold carried out a drilling program, with seven holes located across the deposit, specifically for new samples for metallurgical test work. Three composites were prepared, namely sulfide, oxide and high-grade oxide. These samples were tested at two laboratories, KCA in Reno, USA, and Base Metals in Kamloops, Canada. This work confirmed and improved upon the SGS results with gold recovery in a range of 67-74% and copper recovery of 83-88% for the majority sulfide material. Copper concentrate of 21-25%Cu was achieved with high values of gold, (50-80 g/t Au) and silver, (50-60 g/t Ag). Preliminary cyanidation of the flotation tailings suggests that gold recovery could be increased to over 90% using a two-stage flotation-cyanidation process. This will be further investigated in the Feasibility Study and may present an opportunity for the project. This work is provided in Section 10.2 of the PFS report. The test work reports by SGS, KCA and Base Metals are all available from U.S. Gold.

Mine Design, Optimization and Scheduling

The CK Gold Project is planned as an open pit mine with a mine production life of approximately 9.5 years. Two independent mine planning and sequencing studies have been accomplished and the studies show broad agreement. Lerchs-Grossmann Pit optimization analysis was performed using reasonable design and economic parameters and the result used to guide the mine design process.

Four pit phases were designed and material movement was scheduled on an annual basis. Pit design parameters are based on a geotechnical drilling program and detailed stability analysis. A contractor mining operating model is used for mine operations, tailings disposal, and site support. The Project owner operates the process plant, provide supervision of contractors, mine planning, ore control and provides general site administration (G&A). This hybrid owner/contractor model is used to leverage the regional mine contractor expertise and reduce initial project capital costs.

Mineral Processing

The Engineering design work was developed by Alquimia/Innomet in Santiago, Chile, which was selected based on their in-depth experience with flotation copper concentrators. They developed flowsheets, general arrangement drawings and capital and operating costs based on the SGS test work, and updated with the latest results from Base Metals, as well as specific comminution test work by Hazen Research in Denver, Mineralogy by FLSmidth in Salt Lake City and thickening/filtration test work by Pocock International, also in Salt Lake City.

The current process flowsheet uses a single-stage crushing plant receiving run of mine (ROM) ore and stacking crushed ore on a reclaim-feeder-equipped stockpile. The semi-autogenous grinding (SAG) mill is fed crushed ore at a nominal rate of 20,000 short tons per day (stpd) (18,150 tonnes per day) and is in closed circuit with a ball mill, two pebble crushers and two banks of cyclones, which produces a product for flotation. A flotation circuit, with regrind after rougher flotation, will produce a bulk floatation concentrate. Tailings will be thickened and dried using filter presses for dry stack disposal. Opportunities exist to eliminate equipment and reduce capital cost through various measures, such as the elimination of ball mills from the circuit, elimination of a pebble crusher and cyclone bank and optimization of the tailings preparation, resulting in less filtration.

Environmental, Permitting and Community Impact

Current exploration activities are fully permitted through the Wyoming Department of Environmental Quality, Permit # DN0440. Planned surface disturbance of 40 acres during current exploration activities is fully bonded for reclamation purposes. U.S. Gold conducts concurrent reclamation and practically all exploration disturbance has been reclaimed at the end of the 2021 field season. The practice of concurrent reclamation is envisioned for the proposed operation. The Project is in the process of compiling the information required for the eventual permit applications. No permit applications for mine construction or operation have been submitted to any regulators at this time.

The CK Gold Project will occupy state-owned and private land. Construction and operation of the mine will require various permits issued at the state and local levels. The agency with primary jurisdiction over development and operation of the Project is the Wyoming Department of Environmental Quality (DEQ). The applicable permits required under this agency include:

●	Permit to Mine,

●	Air Quality Permit to Construct and Operate,

●	Industrial Siting Construction Permit,

●	Stormwater Permit,

●	Permit to Construct Water Supply and Wastewater Facilities, and

●	Operator Certification for Drinking Water Systems.

Additional permits will be needed from the following agencies:

●	State Engineer’s Office Permits for Water Use and Water Related Facilities,

●	State Historical Preservation Office,

●	State Fire Marshall, and

●	Laramie County.

Two streams flowing through the Project site have been classified as “Waters of the United States” by the U.S. Army Corps of Engineers (“ACoE”). However, none of the planned project infrastructure would impact these surface waters, therefore no major federal permitting will be required. Following the submission of a wetland survey and site inspections by the ACoE, the footprint of the project was deemed non-jurisdictional in February 2021.

Environmental baseline studies began in October 2020, post a pre-Application Meeting with the Wyoming DEQ, to establish the pre-mining site conditions and fulfill the information requirements of the permit application documents to be submitted to the DEQ and other applicable regulators. These studies are ongoing with a full 12-month dataset and will continue through 2022 until the permit application is submitted.

Geochemical testing of mine rock and tailings samples indicate that the tailings will not be acid generating, nor will the majority of waste rock and pit wall rock. Therefore, the risk of metal leaching from waste rock, tailings and pit walls, and associated potential impacts on water quality, are not expected to be significant. This finding will be confirmed through ongoing geochemical testing.

Waste rock and tailings generated during mining and mineral processing will be deposited on site in engineered facilities. The tailings will be filtered to extract as much moisture as feasible for water conservation and recycling back to the plant prior to their deposition. This will assist in maximizing their structural strength and avoid the need for tailings dams and their associated structural stability risks. Furthermore, fine tailings stacked in the tailing storage facility (TSF) will be contained and buttressed with coarse run-of-mine rock from open pit mine to ensure long-term stability and dust control.

U.S. Gold has also reached out and provided Project information to various additional local entities that may be affected by and/or interested in the project, including: Laramie County; City of Cheyenne; City of Laramie; neighboring residents and property owners west of the Project site; Wyoming State Parks; Wyoming Game and Fish Department; Wyoming School Boards Association; University of Wyoming; Granite Canyon Quarry, which operates an aggregate quarry 3-miles south of the Project site; and the Ferguson, Sutherland and King Ranches, cattle ranching operations on and around the Project site. There are no indigenous, Native American or Bureau of Indian Affairs lands adjacent to the Project, and no indigenous or Native American cultural sites are known to exist within the Project area.

A closure and reclamation plan will be prepared in accordance with the requirements of the DEQ’s Land Quality Division, as part of the Permit to Mine application. The closure objective as currently foreseen is to reclaim most of the site to enable the resumption of its current use of cattle grazing. Progressive reclamation will be practiced during the life of mine to reclaim portions of the Project site as soon as feasible prior to the end of mining, securing corresponding early releases in bonding obligations. Cattle grazing will continue as feasible during mining on Project areas not directly affected by mine operations. At the end of mineral processing operations, the mineral processing plant and support structures and facilities would be dismantled or demolished, and their footprints revegetated. The waste rock and tailings facilities would be regraded to the extent necessary to achieve long-term stability, covered and revegetated. Certain structures, roadways and/or wells may be left in place if requested by the landowners or State Lands Office.

Plans have been drawn up for the eventual back-filling of the open pit, however there are compelling reasons and initial evidence to suggest that the open pit can, with some modifications, be utilized as a long-term water storage facility as part of the network feeding the city of Cheyenne. Studies suggest that due to the growth in demand for water in the area, additional water storage facilities will be required to harvest water during the months when run-off is available. The CK Gold Project open pit could provide such storage as it appears that the excavation will hold water without deleterious effects on the water circulated. This may well avoid costly and invasive expansions to the existing storage impoundment in the Curt Gowdy State Park at the Crystal and Granite Lake reservoirs, or the construction of new impoundments. For the purpose of the base project case, pit backfill is not conducted based on the reasonable assumption that the end use of the CK Gold property does not include backfill of the final excavation.

Capital Costs, Operating Costs and Financial Analysis

An after tax, discounted cash flow model was developed to assess the economic performance of the CK Gold Project. This analysis relies on the mining schedule, capital and operating cost estimates, and recovery parameters contained within this report. The model assumes 100% equity funding, a 5% discount rate, a gold price of $1,625/oz, copper price of $3.25/lb. and silver price of $18/oz. The results of the analysis are shown in Table 1-5 and Table 1-6. The positive economic outcome of the financial analysis is used to delineate the CK Gold Mineral Reserve.

Table 1-5 Economic Results

Key Project Indicator	Value
Pre-Tax Economics ($ Millions)
IRR	39.4%
Cash Flow (Undiscounted)	$500
NPV 5% Discount Rate	$323
Payback (Years)	2
After Tax Results
IRR	33.7%
Cash Flow (Undiscounted)	$421
NPV 5% Discount Rate	$266
Payback (Years)	2.2

Table 1-6 Project Details

Key Project Indicator	Value
Gold Ounces Recovered (000s)	706
Copper Recovered (Million Lbs.)	181
Silver Ounces Recovered (000s)	1,541
AuEq Ounces Recovered (000s)	1,085

Initial Capital ($ Million)	$222
Sustaining Capital ($ Million)	$15
Avg. Cash Cost of Production ($/oz AuEq)	$786
All in Sustaining Cost ($/oz AuEq)	$800

A sensitivity analysis on metals pricing indicates additional potential for this project at higher metals pricing, see Table 1-7. Additionally, the sensitivity indicates the robustness of the project with positive economic outcomes at reduced metals pricing.

Table 1-7 Metal Price Sensitivity

Metals Pricing		Pre-Tax			After Tax
Gold	Copper	NPV	IRR	Payback	NPV	IRR	Payback
Au/oz.	Cu/lb.	M$’s	%	Years	M$’s	%	Years
$1,825	$3.65	$438	52.4%	1.7	$384	44.6%	1.8
$1,725	$3.45	$396	46.0%	1.8	$325	39.3%	2
$1,625	$3.25	$323	39.4%	2.0	$266	33.7%	2.2
$1,525	$3.05	$251	32.6%	2.2	$205	27.9%	2.5
$1,425	$2.85	$179	25.4%	2.6	$144	21.7%	2.9

Conclusions and Recommendations

U.S. Gold’s CK Gold Project focuses on the historical Copper King deposit in the Silver Crown Mining district, the subject of sporadic mining activity for over 100 years. The CK Gold Project demonstrates a very low waste-to-ore ratio, the absence of a large pre-strip period to expose mineralization, simple low cost-mineral extraction, and proximity to key infrastructure and support services, which all favor positive project economics.

With a life of mine cash cost per equivalent gold ounce of $786/oz, the margin compared with both the study price, set at $1,625 per gold ounce and the gold price at the time of writing of approximately $1,800 per gold ounce, indicates robust project economics. The fact that the bulk of the revenue is split between sales of gold and copper suggests that the project may be less sensitive to cyclical swings in the prices of either individual metal. A unique feature of the CK Gold Project is its proximity to growing population centers and infrastructure, which may further offer opportunities to bolster revenue through the sale of waste rock as aggregate. Investigations have proven the non-mineralized rock to be of very good quality for aggregate products. Only a minor benefit for the aggregate potential has been recognized in this study, and more work is warranted to assess the full potential. To move bulk rock tonnages, some additional arrangements would need to be made but there is more than 30 million tons of rock available that could retail, as crushed and clean aggregate, at between $16 and $18 per ton and this potential value has not been fully captured in this study.

U.S. Gold elected to focus on data capture to support a feasibility study and permit application with its 2020 and 2021 field season activities. The resource model shows that there are potential extensions to the mineralization at depth and to the southeast of the deposit and these should be investigated. Additionally, there is uncertainty as to the genesis of the mineralization with the deposit not neatly fitting a porphyry or iron oxide copper gold (IOCG) type depositional model. The Company is set to support study work with the University of Wyoming, and the qualified persons recommend that efforts continue to better understand the geological setting and assess district potential.

In reviewing the Project, the qualified persons conclude that the type of mining, rate of mining and mineral processing technology selected in the PFS study is appropriate. While there is evidence to suggest that improved gold recoveries can be readily obtained through the implementation of flotation, followed by cyanidation of the flotation tailings, there are other factors and considerations that make the application of such technology difficult to assess. Not least of these considerations is public perception of the use of cyanide gold recovery. With the potential to recover an additional 180,000 gold ounces with the addition of a cyanide circuit, the qualified persons recommend that trade-off studies be conducted but tend to agree with U.S. Gold management that further studies and permitting be advanced without the inclusion of a cyanide circuit, under current price assumptions.

To advance the CK Gold Project the qualified persons recommended that a feasibility study is conducted to better define Project parameters and to advance engineering and planning for the CK Gold Project. The goal of the recommended Feasibility Study is to provide the directors of US Gold the information necessary to make an informed decision about the development of the Project. The estimated budget to complete this Feasibility Study is $500,000 based on the work completed to date on the Project.

Qualified Persons

Below is a list of the qualified persons involved in the preparation of this TRS.

●	Donald Hulse, P.E., SME-RM V.P. and Principal Mining Engineer for Gustavson, is a Qualified Person as defined by SK-1300. Mr. Hulse acted as project manager during preparation of this report and is specifically responsible for report Sections 6, 7, and 8. Mr. Hulse is independent of U.S. Gold.
●	Christopher Emanuel, SME-RM, Senior Mining Engineer for Gustavson, is a Qualified Person as defined by S-K 1300 and is specifically responsible for Sections 2, 3, 4, 5, 9, 12, 13, 15, 16, 18 – 25. Mr. Emanuel is independent of U.S. Gold.

●	Mark C. Shutty, B.Sc. is an independent Consulting Geologist, Member of American Institute of Professional Geologists (11664), Member of Geological Society of Nevada and Member of Society of Economic Geologists. Mr. Shutty has previously held the positions of Senior Geologist and Resource Geologist. He is a Qualified Person for S-K 1300 technical reporting and mineral inventory disclosure and is specifically responsible for Section 11. He has over 16 years of combined experience in exploration, mining and resource geology, working on a variety of projects across North America, including porphyry copper-gold deposits.
●	John A. Wells BSc. MA, SAIMM, CIM-RM, Consultant Mineral Processing, is a Qualified Person as defined by S-K 1300 and is specifically responsible for Sections 10 and 14. Mr. Wells designed and oversaw the gathering of mineral sample for testing, the development of 2020-2021 test programs, and the interpretation of results. Mr. Wells also was engaged in the election of the process plant design engineering firm, overseeing the work accomplished, checking, and verifying the designs and estimates included in the study. Mr. Wells visited facilities engaged in the test work and maintained virtual contact with the process engineering design firm.

Webcast Link and Conference Call Presentation Details

Date: Wednesday, December 1, 2021

Time: 09:00 a.m. MT/11:00 a.m. ET

Participant Toll-Free: 877-407-8293 (U.S. and Canadian callers)

Participant Toll-Free: 201-689-8349 (international callers outside of the U.S. and Canada)

Webcast: https://hd.choruscall.com/InComm/?$Y2FsbG1lPXRydWUmcGFzc2NvZGU9MTM3MjUyNzAmaD10cnVlJmluZm89Y29tcGFueSZyPXRydWUmQj02

A replay will be available for 2 weeks starting on December 1, 2021, at approximately 5:30 p.m. ET. To access the telephonic replay, please dial 877-660-6853 in the U.S. or Canada and 201-612-7415 for international callers. The conference ID# is 13725270.

About U.S. Gold Corp.

U.S. Gold Corp. is a publicly traded, U.S. focused gold exploration and development company. U.S. Gold Corp. has a portfolio of exploration properties. Copper King, now the CK Gold Project, is located in Southeast Wyoming. Keystone and Maggie Creek are exploration properties on the Cortez and Carlin Trends in Nevada. The Challis Gold Project is located in Idaho. For more information about U.S. Gold Corp., please visit www.usgoldcorp.gold.

Safe Harbor

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. Forward-looking statements include all mineral resource and mineral reserve estimates; projected mine life; economic estimates, including NPV and AISC; upside potential associated with the project, including the possible benefit of aggregate sales, future value engineering and plant optimization, results of metallurgical testing and potential resource expansion; timing considerations, including completion of Feasibility Study, submission of the mine permit and permitting approval. These forward-looking statements are based on U.S. Gold Corp.’s current expectations, and actual results could differ materially from such statements. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks arising from: the prevailing market conditions for metal prices and mining industry cost inputs; environmental and regulatory risks; the reasonability of the economic assumptions contained in the PFS; changes in interpretations of geological, geostatistical, metallurgical, mining or processing information, including interpretations of the information resulting from exploration, analysis or mining and processing experience; risks faced by junior companies generally engaged in exploration activities; whether U.S. Gold Corp. will be able to raise sufficient capital to develop the CK Gold project; COVID-19 uncertainties, and other factors described in the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the Securities and Exchange Commission, which can be reviewed at www.sec.gov. The Company has based these forward-looking statements on its current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks, contingencies, and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The Company undertakes no duty to correct or update any information contained herein.

For additional information, please contact:

U.S. Gold Corp. Investor Relations:

+1 800 557 4550

ir@usgoldcorp.gold

www.usgoldcorp.gold